EXHIBIT 4.1

THIS SECOND AMENDED AND RESTATED NON-NEGOTIABLE PROMISSORY NOTE (“SECOND AMENDED NOTE”) AMENDS AND RESTATES IN ITS ENTIRETY THE AMENDED AND RESTATED NON-NEGOTIABLE PROMISSORY NOTE, DATED AS OF NOVEMBER 30, 2010 (THE “FIRST AMENDED NOTE”), IN THE STATED AMOUNT OF ONE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($1,750,000), ISSUED BY THE UNDERSIGNED TO THE PAYEE.  THE EXECUTION AND DELIVERY OF THIS SECOND AMENDED NOTE IS NOT INTENDED TO BE A REPAYMENT OR NOVATION OF THE INDEBTEDNESS EVIDENCED BY THE FIRST AMENDED NOTE.

SECOND AMENDED AND RESTATED
NON-NEGOTIABLE PROMISSORY NOTE

$1,750,000

Date of Original Issuance: November 30, 2009
Amended and Restated as of: November 30, 2010
Further Amended and Restated as of: November 30, 2011

FOR VALUE RECEIVED, EMERALD DAIRY INC., a Nevada corporation (the “Borrower”), promises to pay to the order of WEN SHENG LIU, a resident of the People’s Republic of China (the “Lender”), the principal sum of ONE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($1,750,000) (the “Principal”).

This Second Amended Note is being issued pursuant to a Loan Agreement entered into between the Borrower and the Lender, dated as of November 30, 2009 (the “Loan Agreement”), as amended by a First Amendment to Loan Agreement, dated as of November 30, 2010 (the “First Amendment”), and further amended by a Second Amendment to Loan Agreement, dated as of even date herewith (“Second Amendment”). All of the agreements, conditions, covenants, provisions and stipulations contained in the Loan Agreement, the First Amendment and the Second Amendment are hereby made a part of this Second Amended Note to the same extent and with the same force and effect as if they were fully set forth herein.  Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Loan Agreement, First Amendment and/or Second Amendment, as applicable.

The Principal shall be due and payable on November 30, 2012 (the “Maturity Date”), to be accompanied by payment of any accrued and unpaid Interest thereon (as determined below).

The unpaid Principal from time to time outstanding on this Second Amended Note shall bear interest (i) at the rate of 10% per annum from November 30, 2009 through November 29, 2011, and (b) thereafter at the rate of 0% per annum until such unpaid Principal becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise (“Interest”), computed on the basis of the actual number of days elapsed in a year of 360 days.

Upon the maturity hereof, by acceleration or otherwise, and/or after judgment, interest shall be payable at the rate of twelve (12%) percent per annum or at the judgment rate, whichever is higher (“Default Interest”), until the obligation is paid in full.  In addition, all costs and expenses incurred by the Lender, including, but not limited to, reasonable attorneys' fees and disbursements, as a result of a default hereunder, shall be added to the Principal due hereunder.

Any Interest or Default Interest not paid when due hereunder shall be added to the Principal and shall bear interest from its due date at the applicable interest rate specified above.

Borrower may from time to time prepay any amount due under this Second Amended Note, in whole or in part, without penalty.  All payments made shall be applied first toward the payment of accrued and unpaid Interest and the balance toward the reduction of the Principal.

The entire unpaid Principal balance, together with accrued and unpaid Interest, shall become forthwith due and payable on demand of the holder upon the occurrence of any Event of Default, as further set forth in Section 4 of the Loan Agreement.  The Lender’s failure to assert this right shall not be deemed a waiver thereof.

The Borrower shall pay all of Lender’s reasonable expenses incurred to enforce or collect any of the amounts due under this Second Amended Note including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

The Borrower and all endorsers, sureties, and guarantors hereof, jointly and severally waive presentment, demand for payment, notice of dishonor, notice of protest and protest, and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guaranty of this instrument.

Notwithstanding any provision contained herein or in the Loan Agreement or First Amendment, the total liability of Borrower for payment of interest pursuant hereto, including late charges, shall not exceed the maximum amount of such interest permitted by law to be charged, collected, or received from Borrower, and if any payments by Borrower include interest in excess of such a maximum amount, Lender shall apply such excess to the reduction of the unpaid principal amount due pursuant hereto, or if none is due, such excess shall be refunded to Borrower.

This Second Amended Note shall be construed and enforced in accordance with the laws of the State of New York.  The undersigned hereby consents to the in personam jurisdiction of the courts of the State of New York.  Wherever possible each provision of this Second Amended Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Second Amended Note shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Second Amended Note.

EMERALD DAIRY INC.

By:	/s/ Yang Yong Shan
Name:
Title:

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